Exhibit 10.18

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THEY MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED, ASSIGNED OR TRANSFERRED EXCEPT (i) PURSUANT TO A REGISTRATION STATEMENT UNDER THE SECURITIES ACT WHICH HAS BECOME EFFECTIVE AND IS CURRENT WITH RESPECT TO THESE SECURITIES, OR (ii) PURSUANT TO A SPECIFIC EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT, BUT ONLY UPON A HOLDER HEREOF FIRST HAVING OBTAINED THE WRITTEN OPINION OF COUNSEL TO THE ISSUER, OR OTHER COUNSEL, REASONABLY ACCEPTABLE TO THE ISSUER, THAT THE PROPOSED DISPOSITION IS CONSISTENT WITH ALL APPLICABLE PROVISIONS OF THE SECURITIES ACT AS WELL AS ANY APPLICABLE “BLUE SKY” OR OTHER SIMILAR SECURITIES LAW.

OPTION AGREEMENT

THIS OPTION AGREEMENT (this “Option Agreement”) is made and entered into as of the 7th day of March, 2017 (the “Date of Grant”) by and between Fred J. Smith, III (“Holder”) and SunTx CPI Growth Company, Inc., a Delaware corporation (“Issuer”).

ARTICLE I. OPTION.

Section 1.1 Option; Exercise Price. On the terms and subject to the conditions set forth in this Option Agreement, Holder shall have the right and option (the “Option”) to purchase and acquire from Issuer 2,960 shares of its Common Stock, par value $0.001 per share (the “Option Shares”) and Issuer agrees upon exercise of such Option to sell and transfer the Option Shares to Holder, for a purchase price (the “Exercise Price”) of $1.00 per Option Share.

Section 1.2 Exercise Period; Vesting. Subject to Section 3.3, the Option shall be 100% vested upon the Date of Grant. The Option shall be exercisable only during the Change of Control Exercise Period if Holder provides written notice to the Issuer of the election to exercise all or a portion of your exercisable Option as of the date of Change in Control occurs (the “Exercise Date”). The term “Change of Control” means (i) with respect to the Issuer, (A) a sale of all or substantially all of the equity or assets of the Issuer to an unrelated Person (a “Sale”) or (B) any merger or consolidation of the Issuer with another person if, immediately after giving effect thereto, any person (or group of persons acting in concert) other than the persons holding greater than fifty percent (50%) of the outstanding Common Stock immediately prior thereto (the “Majority Holders”) shall have the power to designate or approve a majority of the members of the Board of Directors of the Issuer or the surviving person and (ii) with respect to any other or any of the Issuer’s subsidiaries and Construction Partners, Inc. and its respective subsidiaries (each, a “Related Company”), as applicable (including, without limitation, the sale of all or substantially all of the assets of the Issuer or other Related Company together with such company’s subsidiaries, taken as a whole), (A) a Sale of such Related Company or (B) any merger or consolidation of the Related Company with another person if, immediately after giving effect thereto, any person (or group of persons acting in concert) other than the Related Company Majority Holders immediately prior thereto shall have the power to designate or approve a

Smith Stock Option Agreement

majority of the members of the Related Company Board of Directors or the surviving person, that also constitutes a “change in the ownership of a corporation,” a “change in the effective control of a corporation,” or a “change in the ownership of a substantial portion of a corporation’s assets,” in each case, within the meaning of § 1.409A-3(i)(5) of the 409A Regulations (including without limitation 1.409A-3(i)(5)(ii)). The term “Change of Control Exercise Period” means the election period beginning ten days before and ending on the date a Change of Control occurs. If the Option is not exercised or no Change of Control occurs on or before the tenth anniversary of the Date of Grant, (the “Expiration Date”), all unexercised Option Shares shall be canceled. The period in which the Option is exercisable is referred to herein as the “Exercise Period.”

Section 1.3 Expiration. The Option shall expire on the earlier of

(a) Upon interruption or termination of the Holder’s termination of the Holder’s service with Issuer and any Related Company, whether as an employee, director or consultant (“Continuous Service”),

(b) The Expiration Date, or

(c) The occurrence of a “Change of Control” as defined above, after which all unexercised Options shall be canceled.

Section 1.4 Character of Option. The Option is a non-statutory option that is not intended to qualify as an “incentive stock option” as that term is defined in Section 422 of the Internal Revenue Code. This Option may constitute “deferred compensation” within the meaning of Section 409A of the Code.

ARTICLE II. MANNER OF EXERCISE.

Section 2.1 Stock Option Exercise Agreement. To exercise this Option, Holder (or in the case of exercise after Holder’s death or incapacity, Holder’s executor, administrator, heir or legatee, as the case may be) must deliver to Issuer an executed stock option exercise agreement in the form attached hereto as Exhibit A, or in such other form as may be approved by Issuer from time to time (the “Exercise Agreement”), which shall set forth, inter alia, (a) Holder’s election to exercise the Option, (b) the number of Option Shares being purchased, (c) agreement to any restrictions imposed on the Option Shares, including an executed counterpart or joinder agreement to the Stockholders Agreement, and any stock powers or assignments, in form and substance satisfactory to the Company and (d) any representations warranties and agreements regarding Holder’s investment intent and access to information as may be required by Issuer to comply with applicable securities laws. If someone other than Holder exercises the Option, then such person must submit documentation reasonably acceptable to Issuer verifying that such person has the legal right to exercise the Option.

Section 2.2 Limitations on Exercise. The Option may not be exercised unless such exercise is in compliance with all applicable federal and state securities laws, as they are in effect on the date of exercise. The Option may not be exercised for fewer than all the Option Shares covered hereby.

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Section 2.3 Payment. The entire Exercise Price of the Option Shares under this Option plus applicable withholding shall be payable in full by cash, by certified check, cashier’s check or other form of immediately available funds for an amount equal to the aggregate Exercise Price Per Share for the number of Option Shares being purchased, plus the applicable statutory tax withholding amount. Such amount shall be paid at the offices of the Issuer at 290 Healthwest Drive, Suite 2, Dothan, AL 36303 and shall be paid in U.S. Dollars. If the Common Stock of the Issuer is publicly traded, or if provided under the terms of the transaction documents governing such Change of Control, at the discretion of the Issuer on a case by case basis, by Cashless Exercise. “Cashless Exercise” means a procedure pursuant to which (a) Holder (or any other person or persons permitted to exercise this option) shall concurrently provide irrevocable instructions (1) to an Issuer-designated brokerage firm to effect the immediate sale of the purchased shares and remit to the Issuer, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate Exercise Price payable for the purchased shares plus all applicable income and employment taxes required to be withheld by the Issuer by reason of such exercise and (2) to the Issuer to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale; or (b) pursuant to the terms of the transaction documents governing such Change of Control, Holder, in consideration for cancellation of the Option, receives a cash payment equal to the per share transaction consideration minus the Exercise Price, multiplied by the number of Option Shares that are exercisable (the “Option Consideration”). Except to the extent the Cashless Exercise procedure is utilized in connection with the option exercise, payment of the Exercise Price and applicable tax withholding must accompany the Exercise Agreement.

Section 2.4 Tax Withholding. As a condition of exercise and prior to the issuance of the Option Shares upon exercise of the Option, Holder must pay or provide for any applicable federal, state and local or foreign withholding obligations of the Issuer. Holder agrees to make adequate provision for federal, state or other tax withholding obligations, if any, which arise upon the grant, vesting or exercise of this Option, or disposition of Option Shares, whether by withholding, direct payment to the Issuer, or otherwise. Regardless of any action the Issuer takes with respect to any or all income tax, social security, payroll tax, or other tax-related items related to and legally applicable to Holder (“Tax-Related Items”), Holder acknowledges that the ultimate liability for all Tax-Related Items is and remains Holder’s responsibility and may exceed the amount actually withheld. Holder further acknowledges that the Issuer (A) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including, but not limited to, the grant, vesting, exercise/settlement of the Option, the issuance of Option Shares upon settlement of the Option and the subsequent sale of Option Shares acquired pursuant to such issuance and (B) does not commit to and is under no obligation to structure the terms of the grant or any aspect of the Option to reduce or eliminate Holder’s liability for Tax-Related Items or achieve any particular tax result.

(a) In the event Holder fails to make adequate provision for applicable tax withholding obligations (or where the amount of money provided is insufficient to satisfy the applicable obligations), Holder authorizes the Issuer, in its discretion, to satisfy the obligations with regard to all Tax-Related Items by (x) withholding from Holder’s wages or other cash compensation paid to Holder, (y) withholding through a Cashless Exercise or (z) a combination of the foregoing.

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(b) If Holder’s obligation is satisfied through a Cashless Exercise as described in the foregoing paragraph, the Issuer will endeavor to sell only the number of Option Shares required to satisfy Holder’s minimum statutory withholding obligations for Tax-Related Items; however Holder agrees that the Issuer may sell more Option Shares than necessary to cover the Tax-Related Item (for example, if the amount necessary to cover the Tax-Related Item would require the sale of a fractional share), and that in such event, the Issuer shall reimburse Holder for the excess amount withheld, in cash and without interest.

(c) The Issuer is not obligated, and shall have no liability for failure, to issue or deliver any Option Shares upon exercise of this Option unless such issuance or delivery would comply with any applicable laws, with such compliance determined by the Issuer in consultation with its legal counsel. This Option may not be exercised if the issuance of such Option Shares upon such exercise or the method of payment of consideration for such Option Shares would constitute a violation of any applicable laws, including any applicable U.S. federal or state securities laws or any other law or regulation. As a condition to the exercise of this Option, the Issuer may require Holder to make any representation and warranty to the Issuer as may be required by the applicable laws. Assuming such compliance, for income tax purposes the Option Shares shall be considered transferred to Holder on the date on which this Option is exercised with respect to such Option Shares.

Section 2.5 Issuance of Option Shares. Subject to compliance with applicable laws, this Option shall be deemed to be exercised upon receipt by the Issuer of the appropriate written notice of exercise accompanied by the Exercise Price and the satisfaction of any applicable withholding obligations. Provided that the Exercise Agreement and payment are in form and substance satisfactory to counsel for the Issuer, the Issuer shall issue the Option Shares registered in the name of Holder, Holder’s authorized assignee, or Holder’s legal representative, and shall deliver certificates representing the Option Shares with the appropriate legends affixed thereto. However, Issuer will not have any obligation to settle the exercise of any Option by issue and delivery of any Option Shares unless and until the Issuer receives the full amount of the required Exercise Price and such amount of money as the Issuer may require to meet its withholding obligation under applicable tax laws or regulations and to satisfy the tax withholding obligations of Section 2.4 hereof. Holder acknowledges and agrees that Option Shares may be issued in electronic form, as a book entry on the Issuer’s stock ledger or books and records or with the Issuer’s transfer agent and that no physical certificates need be issued. Holder also acknowledges and agrees that the terms of the transaction documents governing any Change of Control that triggers the Exercise Period, may require that the Option be cancelled for the Option Consideration paid on the same schedule and under the same terms and conditions as apply to payments to stockholders generally in the Change of Control transaction with respect to stock of the Issuer and that, in such case, Holder will receive the Option Consideration in cash and may not be entitled to receive Option Shares.

Section 2.6 Reservation of Shares. Prior to the end of the Exercise Period, Issuer agrees that it will reserve for issuance out of its authorized but unissued shares of Common Stock, that number of shares of Common Stock equal to the number of Option Shares then subject to the Option. The Issuer covenants and agrees that all shares of Common Stock that may be issued upon the exercise of this Option shall, upon issuance, be duly and validly issued, fully paid and non-assessable, and free from all taxes, liens and charges with respect to the purchase and issuance of the shares.

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ARTICLE III. COMPLIANCE WITH LAWS AND REGULATIONS.

Section 3.1 Securities Law Compliance. The exercise of this Option and the issuance and transfer of Option Shares shall be subject to compliance by the Issuer and Holder with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange or other trading market on which the Issuer’s Common Stock may be listed at the time of such issuance or transfer. Holder understands that the Issuer is under no obligation to register or qualify the Option Shares with the Securities and Exchange Commission (the “SEC”), any state securities commission or any stock exchange or other trading market to effect such compliance.

Section 3.2 Nontransferability of Option. The Option may not be transferred in any manner other than by will or by the laws of descent and distribution and may be exercised during the lifetime of Holder only by Holder or in the event of Holder’s incapacity, by Holder’s legal representative. The terms of the Option will be binding upon the executors, administrators, successors and assigns of Holder.

Section 3.3 Stockholders Agreement; Obligation To Sell. Notwithstanding anything herein to the contrary, prior to the receipt of any Option Shares upon exercise, Holder may be required to become a party to the Stockholders Agreement dated June 8, 2007, among the Company and the Company’s shareholders as amended, supplemented or modified from time to time (the “Stockholders Agreement”). The restrictions on transferability of the Common Stock of the Company set forth in the Stockholders Agreement shall likewise apply to this Option and the Option Shares. Holder acknowledges and agrees that the Stockholders Agreement may contain restrictions on his right to transfer the Option Shares and may require that he sell the Option Shares under certain circumstances. The Board of Directors, or a committee appointed thereby, in its sole discretion, may determine whether Continuous Service shall be considered interrupted. All Option Shares issued upon the exercise of this Option shall be subject to the terms and conditions of the Stockholders Agreement.

Section 3.4 No Rights as a Shareholder. Holder shall have no rights as a stockholder with respect to the Option Shares until the date of the issuance to Holder of a stock certificate or stock certificates evidencing such Option Shares upon the exercise of the Option, and Holder shall have no right with respect to, and no adjustment in the number of Option Shares shall be made as a result of, any dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date with respect thereto is prior to the date such stock certificate is issued.

Section 3.5 Capitalization Adjustments. If any change is made in the Common Stock subject to the Option, without the receipt of consideration by the Issuer (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by Issuer), then (a) the aggregate number of shares of Common Stock or class of

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shares which may be purchased hereunder; and (b) the exercise price of the Option Shares that may be purchased under the Option in effect prior to such change will be proportionately adjusted by the Issuer to reflect any increase or decrease in the number of issued shares of Common Stock or change in the fair market value of such Common Stock resulting from such transaction; provided, however, that any fractional shares resulting from the adjustment may be eliminated by a cash payment. The Issuer will make such adjustments in a manner that is intended to provide an appropriate adjustment that neither increases or decreases the value of such Option as in effect immediately prior to such corporate change, and its determination shall be final, binding and conclusive. The conversion of any securities of the Issuer that are by their terms convertible shall not be treated as a transaction “without receipt of consideration” by the Issuer.

ARTICLE IV. RESTRICTIONS ON TRANSFER.

Section 4.1 Securities Law Restrictions. Regardless of whether the offering and sale of Option Shares under the Option have been registered under the Securities Act or have been registered or qualified under the securities laws of any state, the Issuer at its discretion may impose restrictions upon the sale, pledge or other transfer of such Option Shares (including the placement of appropriate legends on stock certificates or the imposition of stop-transfer instructions) if, in the judgment of the Issuer, such restrictions are necessary or desirable in order to achieve compliance with the Securities Act, the securities laws of any state or any other law.

Section 4.2 Market Stand-Off. If an underwritten public offering or a secondary offering by the Issuer of its equity securities occurs pursuant to an effective registration statement filed under the Securities Act, the Holder shall not sell, make any short sale of, loan, hypothecate, pledge, grant any option for the repurchase of, transfer the economic consequences of ownership or otherwise dispose or transfer for value or otherwise agree to engage in any of the foregoing transactions with respect to any Option Shares without the prior written consent of the Issuer or its underwriters, for such period of time from and after the effective date of such registration statement as may be requested by the Issuer or such underwriters (the “Market Stand-Off”). In order to enforce the Market Stand-Off, the Issuer may impose stop-transfer instructions with respect to the Option Shares acquired under this Option until the end of the applicable stand-off period. If there is any change in the number of outstanding shares of Common Stock by reason of a stock split, reverse stock split, stock dividend, recapitalization, combination, reclassification, dissolution or liquidation of the Issuer, any corporate separation or division (including, but not limited to, a split-up, a split-off or a spin-off), a merger or consolidation; a reverse merger or similar transaction, then any new, substituted or additional securities which are by reason of such transaction distributed with respect to any Shares subject to the Market Stand-Off, or into which such Option Shares thereby become convertible, shall immediately be subject to the Market Stand-Off.

Section 4.3 Noncomplying Transfers Invalid. Any attempted transfer which is not in full compliance with this Article IV shall be null and void ab initio, and of no force or effect.

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Section 4.4 Legend on Stock Certificates. Holder agrees that all certificates representing the Option Shares will be subject to such stock transfer orders and other restrictions (if any) as the Issuer may deem advisable under the rules, regulations and other requirements of the SEC, any stock exchange or other trading market upon which the Issuer’s securities are then listed or quoted and any applicable federal or state securities laws or other applicable laws, and the Issuer may cause a legend or legends to be put on such certificates to make appropriate reference to such restrictions.

Section 4.5 Administration. The Board of Directors of the Issuer (the “Board of Directors”) or its duly authorized delegate shall have the discretionary authority to administer and interpret the terms of this Option. Any determination by the Issuer and its counsel in connection with any of the matters set forth in this Option shall be conclusive and binding on the Holder and all other persons.

ARTICLE V. GENERAL.

Section 5.1 Interpretation. The Board of Directors of the Issuer will have the discretion to administer and interpret the terms of this Option. The members of the Board shall not be liable for any act, omission or determination taken or made in good faith with respect to this Agreement or the Option granted hereunder.

Section 5.2 Entire Agreement. This Option Agreement constitutes the entire agreement of the parties relating to the Option and supersedes all prior undertakings and agreements with respect to the subject matter hereof.

Section 5.3 Notices. Any notice required to be given or delivered to the Issuer under the terms of this Option Agreement shall be in writing and addressed to the Corporate Secretary of the Issuer at its principal corporate offices. Any notice required to be given or delivered to Holder shall be in writing and addressed to Holder at his address as set forth in the records of the Issuer or to such other address as such party may designate in writing from time to time to the Issuer. All notices shall be deemed to have been given or delivered upon: (a) personal delivery; (b) five (5) days after deposit in the United States mail by certified or registered mail (return receipt requested postage and fees prepaid); (c) two (2) business day after deposit with any return receipt express courier (prepaid); or (d) one (1) business day after transmission by facsimile.

Section 5.4 Successors and Assigns. The Issuer may assign any of its rights under this Option Agreement. This Option Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Issuer. Subject to the restrictions on transfer set forth herein, this Option Agreement shall be binding upon Holder and Holder’s heirs, executors, administrators, legal representatives, successors and assigns.

Section 5.5 Governing Law. This Option Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to its conflict of law principles. If any provision of this Option Agreement is determined by a court of law to be illegal or unenforceable, then such provision will be enforced to the maximum extent possible and the other provisions will remain fully effective and enforceable.

Section 5.6 Amendments. This Option Agreement may be amended only in a writing signed by Issuer and Holder.

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Section 5.7 Waiver. No waiver of any term or provision of this Option Agreement shall be effective unless made in writing and signed by the party against which it is being enforced. Any written waiver shall be effective only in the instance given and then only with respect to the specific term or provision (or portion thereof) of this Option Agreement to which it expressly relates and shall not be deemed or construed to constitute a waiver of any other term or provision (or portion thereof) in any other instance. No delay or omission to exercise any right, power or remedy accruing to any party hereto shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such right, power or remedy nor constitute any course of dealing or performance hereunder.

ARTICLE VI. ACCEPTANCE.

Section 6.1 Acceptance of Terms. Holder hereby acknowledges receipt of a copy of this Option Agreement. Holder has read and understands the terms and provisions thereof, and accepts the Option subject to all the terms and conditions of this Option Agreement. Holder acknowledges that there may be adverse tax consequences upon exercise of the Option or disposition of the Option Shares and that Holder should consult a tax advisor prior to such exercise or disposition.

Section 6.2 Counterparts. This Option Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

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IN WITNESS WHEREOF, each of the parties hereto has executed or caused this Option Agreement to be executed on its behalf all as of the day and year first above written.

Issuer:

SUNTX CPI GROWTH COMPANY, INC.

By:	/s/ Charles E. Owens
Name: Charles E. Owens
Title: President

Accepted by Holder:

/s/ Fred J. Smith, III
Fred J. Smith, III

Date: March 7, 2017

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EXHIBIT A

FORM OF STOCK OPTION EXERCISE AGREEMENT

Holder: Fred J, Smith, III

Date:

STOCK OPTION EXERCISE NOTICE

SunTx CPI Growth Company, Inc.

290 Healthwest Drive

Suite 2

Dothan, AL 36303

Attn:    Chief Legal Officer

Ladies and Gentlemen:

1. Option. I was granted an option (the “Option”) to purchase shares of the common stock (the “Shares”) of SunTx CPI Growth Company, Inc., a Delaware corporation (the “Issuer”), pursuant to the terms of my Stock Option Agreement (the “Option Agreement”) as follows:

Date of Option Grant:
Number of Option Shares:	2,960
Exercise Price per Share:	$1.00

2. Exercise of Option. I hereby elect to exercise the Option to purchase the following number of Shares, all of which are vested shares in accordance with the Option Agreement:

Total Shares Purchased:	2,960
Total Exercise Price
(Total Shares X Price per Share)	$2,960

3. Payments.

☐ I enclose payment in full of the total exercise price for the Shares and applicable withholding in the amount of $____________ and agree to make adequate provision for any additional federal, state, and local tax withholding obligations of the Issuer, if any, in connection with the exercise of the Option.

Smith Stock Option Exercise Notice

☐ I hereby request a Cashless Exercise procedure pursuant to Section 2.3 of the Option Agreement (only available if the Common Stock of the Issuer is publicly traded or if net cashless exercise or cancellation is provided under the terms of the transaction documents governing the Change of Control transaction that triggers the Exercise Period) to cover the total exercise price for the Shares and applicable withholding in the amount of $______________ and agree to make adequate provision for any additional federal, state, and local tax withholding obligations of the Issuer, if any, in connection with the exercise of the Option.

4. Holder Information.

My address is:

My Social Security Number is:

5. Binding Effect. I agree that the Shares are being acquired in accordance with and subject to the terms, provisions and conditions of the Option Agreement, including the obligation to become party to the Stockholders Agreement described in Section 3.3 therein, to all of which I hereby expressly assent. This Agreement shall inure to the benefit of and be binding upon my heirs, executors, administrators, successors and assigns.

I hereby represent that both the Option and any Shares issued upon exercise of the Option have been or will be acquired for investment for my own account and not with a view to or for sale in connection with any distribution or resale of the security. I understand that I am purchasing the Shares pursuant to the terms of the Option Agreement, a copy of which I have received and carefully read and understand.

Very truly yours,

Fred J. Smith, III

Receipt of the above is hereby acknowledged.

SUNTX CPI GROWTH COMPANY, INC.

By:

Name:
Title:
Date:

Smith Stock Option Exercise Notice